Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-141227, 333-199734, 333-215624) on Form S-8 and (No.333-227737) on Form S-3 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Allegiant Travel Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 27, 2023